Exhibit 99(b)(1)

                                 PROMISSORY NOTE

THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), OR UNDER ANY STATE SECURITIES LAW, AND THIS NOTE MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

$32,000,000                                                   New York, New York
                                                              February 25, 2003

      FOR VALUE RECEIVED, U.S. Timberlands Acquisition Co., LLC, a Delaware limited liability company ("Maker"), hereby unconditionally promises to pay to the order of U.S. Timberlands Yakima, LLC, a Delaware limited liability company ("Payee"), the principal amount of Thirty-Two Million, Dollars ($32,000,000), in lawful money of the United States of America, on September 14, 2004, or such later date as Maker and Payee may agree (the "Maturity Date").

      Interest on the outstanding principal balance of this Note shall accrue, during each Interest Period from the date hereof through and including the date on which such outstanding principal balance is paid in full, at the Interest Rate. Accrued interest shall be due and payable on the Maturity Date. For purposes hereof, the following terms shall have the meanings set forth below:

      "Business Day" means any day other than a Saturday or Sunday, or any other day in which national banking associations or state banking institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed; provided, however, that the term "Business Day," when used in connection with a determination of LIBOR, shall also exclude any day on which dealings are not carried out in the London interbank market, or on which banks are closed for business in London, England.

      "Default Rate" means the Interest Rate then in effect plus one and one-half percent (1.5%).

      "Interest Period" means, (i) with respect to the initial Interest Period, the period commencing on the date hereof and ending on March 17, 2003 and (ii) with respect to each Interest Period thereafter, the period commencing on the day following the last day of the previous Interest Period and ending on the fifteenth (15th) day of the calendar month following the calendar month in which the last Interest Period ended; provided, however, that (x) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day and (y) no Interest Period may end later than the Maturity Date.

      "Interest Rate" means, at any time during an Interest Period, a per annum rate equal to the lesser of (i) LIBOR plus 1.5% and (ii) ten and fifty-five one hundredths percent (10.55)%, computed on the basis of the actual number of days elapsed over a year of 360 days; provided, however, that, following the occurrence and during the continuance of an Event of Default, the Interest Rate shall equal the Default Rate.

      "LIBOR" means, with respect to an Interest Period, the per annum rate for deposits in United States dollars for one month which appears on the Official BBA LIBOR Fixings Page as of 11:00 a.m. London, England time, on the fourth
(4th) Business Day immediately preceding the commencement of such Interest Period. If on such date, such rate does not appear on the Official BBA LIBOR Fixings Page, an authorized representative of Payee (including, for purposes hereof, any trustee with respect to debt obligations issued by Payee) will request the principal London office of each of at least two major banks, determined by such representative, that are engaged in transactions in the London interbank market, to provide such representative with its offered quotation for United States dollar deposits for one month to prime banks in the London interbank market as of 11:00 a.m., London, England time, on such date. If at least two such major banks provide such representative with such offered quotations, "LIBOR" on such date will be the arithmetic mean (rounded, if necessary, to the nearest one-sixteenth of a percent, with a one thirty-second being rounded upwards) of all such quotations. If on such date fewer than two of the major banks provide such representative with such an offered quotation, "LIBOR" on such date will be the arithmetic mean (rounded, if necessary, to the nearest one-sixteenth of a percent, with a one thirty-second being rounded upwards) of the offered rates which one or more leading banks in the City of New York (other than such representative or another bank owned by, or affiliated with, such representative) are quoting as of 11:00 a.m., New York City time, on such date to leading European banks for United States dollar deposits for one month; provided, however, that if such banks are not quoting as described above, "LIBOR" will be "LIBOR" applicable to the most recent Interest Period.

      "Official BBA LIBOR Fixings Page" means the display designated as "Official BBA LIBOR Fixings" page on the Bloomberg Financial Markets Commodities News Service (or such other page as may replace the Official BBA LIBOR Fixings page on that service for the purpose of displaying London interbank offered rates of major banks).

      This Note, including all accrued and unpaid interest to the date of prepayment, may be pre-paid at any time, or from time to time, at the option of Maker.

      The occurrence of any of the following shall constitute an Event of Default hereunder (an "Event of Default"):

      (a) Failure by Maker to pay any of the principal or interest as and when the same shall become due and payable (whether at maturity or by declaration or acceleration or otherwise) in accordance with this Note and such failure shall continue for a period of three (3) Business Days after receipt of notice thereof from Payee.

      (b) Maker shall commence or institute any case, proceeding or other actions (i) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, winding-up, liquidation, dissolution, or other relief with respect to it or its debts,


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

under any existing or future law relating to bankruptcy, insolvency or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all/or any substantial part of its property, or if Maker shall make a general assignment for the benefit of creditors.

      (c) Any case, proceeding or other action of the type described in subsection (b) above shall be commenced against Maker which either (i) results in entry of an order for relief, adjudication of bankruptcy, insolvency, such an appointment or the issuance or entry of any other order having a similar effect, which order shall not have been vacated within sixty (60) days from entry thereof, or (ii) remains undismissed for a period of sixty (60) days, or any case, proceeding or other action shall be commenced or instituted against Maker seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in an order for relief which shall not have been vacated or effectively stayed within sixty (60) days from entry thereof.

      (d) A trustee, receiver or other custodian is appointed for any substantial part of the assets of Maker which appointment is not vacated or effectively stayed within sixty (60) days.

      (e) The contemplated merger of Maker with and into U.S. Timberlands Company, L.P., a Delaware limited partnership, has not occurred within one hundred and fifty (150) days of the date hereof.

            THEREUPON: (i) in the case of an Event of Default (other than an Event of Default referred to in clause (b), (c) or (d) above) Payee may, by written notice to Maker, declare the principal amount then outstanding of, and the accrued interest on, this Note to be forthwith due and payable, whereupon such amount shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Maker; (ii) in the case of the occurrence of an Event of Default referred to in clause (b), (c) or (d) above, the principal amount then outstanding of, and the accrued interest, if any, on, this Note shall become automatically immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Maker, and in any case Payee may take such action as is permitted to enforce his rights hereunder, and (iii) the Payee may exercise from time to time any rights and remedies available to him by law, including those available under any agreement or other instrument relating to the amounts owed under this Note.

      Maker shall give notice promptly to Payee of the occurrence of any Event of Default or the giving by any person of any notice claiming or asserting that an event has occurred which constitutes, or with the giving of notice or the passage of time or both would constitute, an Event of Default.

      All payments made hereunder shall be credited first to interest and then to principal; however, following a default in payment hereunder, Payee may, in its sole discretion, apply any payment to interest, principal and/or any lawful charges then accrued in the order Payee elects.

      It is the intention of the parties hereto that the provisions herein and all agreements between Maker and Payee shall not directly or indirectly require the payment or permit the


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

collection of interest in excess of the maximum amount permitted by governing law. If, from any circumstances whatsoever, the fulfillment of any obligation hereunder or of any other agreement between Maker and Payee at the time performance of such obligation shall be due, shall involve transcending the limit of validity prescribed by law for the collection or charging of interest, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and to the extent that Payee shall ever receive anything of value as interest or deemed interest by applicable law or otherwise in an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal balance due hereunder or on account of any other indebtedness of Maker to Payee, or if such excessive interest exceeds the unpaid balance of principal, the excess shall be promptly refunded to Maker.

      In addition to all amounts owed hereunder, Maker agrees to pay all costs of enforcement and collection, including reasonable attorneys' fees and disbursements incurred by Payee by reason of Maker's failure to promptly pay any principal, interest or other sums due on this Note, or should there be a failure by Maker to comply with any of the material terms contained herein, or to enforce the terms of this Note against Maker whether suit be brought or not.

      Except as set forth herein, Maker hereby (a) waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices; and (b) agrees that, notwithstanding the occurrence of any of the foregoing, Maker shall be and remain directly and primarily liable for all sums due under this Note until all monies due on this Note have been fully paid.

      Payee shall not, by any act (except by a written instrument signed by Payee, and then only to the extent specifically set forth therein), be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Payee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Payee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Payee would otherwise have on any further occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

      This Note shall be binding upon the successors of Maker, whether by merger or otherwise.

      This Note shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.


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

      IN WITNESS WHEREOF, this Note has been executed on behalf of Maker on the date first written above.

                                           U.S. TIMBERLANDS ACQUISITION CO., LLC

                                             By: /s/ John M. Rudey
                                                 -----------------------------
                                             Name:  John M. Rudey
                                             Title: President


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